UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 20, 2013

Community Choice Financial Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio	001-35537	45-1536453
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

7001 Post Rd, Suite 200 Dublin, Ohio	43016
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 614-798-5900

Not Applicable
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2013, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Community Choice Financial Inc. (the “Company”) took the following compensation actions:

•                  approved the following increased base salaries and/or target annual cash incentive award opportunities for certain of the Company’s named executive officers, effective as of January 1, 2013: (1) Kyle F. Hanson: base salary of $500,000 per year, and target annual cash incentive opportunity for 2013 of $375,000; (2) William E. Saunders, Jr.: target annual cash incentive opportunity for 2013 of $700,000; and (3) Bridgette C. Roman: base salary of $300,000 per year, and target annual cash incentive opportunity for 2013 of $175,000;

•                  approved changing the exercise price to $8.40 per share for the following stock options previously granted to the Company’s named executive officers: (1) Mr. Saunders, Jr.: 86,454 options with an exercise price of $10.00 per share; (2) Mr. Hanson: 60,162 options with an exercise price of $10.00 per share, 81,972 options with an exercise price of $8.81 per share, and 20,484 options with an exercise price of $10.53 per share; (3) Michael Durbin: 31,962 options with an exercise price of $10.00 per share; (4) Chad M. Streff: 31,962 options with an exercise price of $10.00 per share, and 163,944 options with an exercise price of $8.81 per share; and (5) Ms. Roman: 35,070 options with an exercise price of $10.00 per share.  The Committee determined that the fair market value of a share of the Company’s common stock was $8.40 per share as of May 15, 2013;

•                  approved the following stock option grants to the following named executive officers pursuant to the Company’s 2011 Management Equity Incentive Plan: (1) Mr. Saunders, Jr.: 75,000 options; (2) Mr. Hanson: 100,000 options; and (3) Ms. Roman: 125,000 options.  These option awards have a grant date of May 15, 2013, an exercise price of $8.40 per share, and will vest and become exercisable ratably in annual one-third (1/3) increments on each of the first three anniversaries of the Grant Date.  The new stock option awards will otherwise be subject to the terms and conditions as set forth in the Company’s form stock option award agreement under the 2011 Management Equity Incentive Plan;

•                  approved the Company’s Long-Term Incentive Cash Program (the “LTIP”), which provides employees of the Company or its affiliates who are designated by the Committee the opportunity to earn a cash incentive award over a multi-year period of at least three years.  Performance goals will be established by the Committee for each year during the multi-year performance period.  If the performance goals are achieved, the grantee will be entitled to payment of a cash incentive in three substantially equal annual installments between January 1 and February 15 of each of the three years following the year in which the performance goals were achieved as long as the grantee remains continuously employed by the Company until the payment date.  If the grantee is terminated by the Company without cause or due to disability or dies, any unpaid installments of an incentive for which the performance goals have been achieved will be paid to the grantee within 30 days.  Also, if a grantee’s employment is terminated by the Company without cause or by the grantee for good reason within 90 days following a change in control, within thirty days of that termination, the Company will pay to the grantee an amount equal to the total cash incentive opportunity granted to the grantee for the applicable multi-year performance period, reduced for amounts previously paid.

•                  approved awards to Messrs. Saunders, Hanson, Durbin and Streff and Ms. Roman under the LTIP.  These awards are subject to a three-year performance period and provide the following performance award opportunities: Mr. Saunders, $2,105,623; Mr. Hanson, $1,002,370; Mr. Durbin, $750,000; Mr. Streff, $776,039; and Ms. Roman, $250,000.  The awards are generally subject to the terms of the LTIP and will become payable based on meeting certain earnings before interest, taxes, depreciation or amortization targets for each year of the three-year performance period.  In addition, the total award amount will be paid to each grantee, regardless of whether the performance goals are met, if Diamond Castle Partners IV, L.P. Diamond Castle Partners IV-A, L.P. and Deal Leaders Fund, L.P. receive aggregate net proceeds in any transaction or series of transactions that equal or exceed their overall investment in the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY CHOICE FINANCIAL INC.

	By:	/s/ Michael Durbin
		Name:	Michael Durbin
		Title:	Chief Financial Officer

Date: May 20, 2013